UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 16, 2015
JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State of Other Jurisdiction of Incorporation)

000-49728 (Commission File Number)	87-0617894 (I.R.S. Employer Identification No.)

27-01 Queens Plaza North, Long Island City, New York (Address of principal executive offices)	11101 (Zip Code)
(718) 286-7900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

On May 21, 2015, the Board of Directors (the “Board”) of JetBlue Airways Corporation (the “Company”) authorized the Company to repurchase shares of the Company’s common stock under an accelerated share repurchase program (the “ASR Program”). The ASR Program is part of the share repurchase program previously approved by the Board in September 2012, which authorized the repurchase of shares over a five-year period, as disclosed in the Company’s reports filed with the Securities and Exchange Commission.

The Company has entered into an agreement (the “ASR Agreement”) today, on June 16, 2015, with Goldman, Sachs & Co. (“GS&Co.”), to implement the ASR Program.  Under the ASR Agreement, on June 17, 2015, the Company will pay $150 million to GS&Co. and will initially receive approximately 6 million shares. The total number of shares to ultimately be purchased by the Company pursuant to the ASR Program will generally be based on the average of the daily Rule 10b-18 volume weighted average prices of the Company’s common stock during the term of the ASR Program.

Upon final settlement of the ASR Agreement, the Company may be entitled to receive additional shares of the Company’s common stock from GS&Co. or, under certain circumstances specified in the ASR Agreement, the Company may be required to deliver shares or make a cash payment, at its option, to GS&Co. The ASR Program is expected to be completed by the end of the third quarter of 2015 and will be funded with cash on hand.

The information contained in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JETBLUE AIRWAYS CORPORATION (Registrant)

Date: June 16, 2015	By:	Mark D. Powers
Executive Vice President, Chief Financial Officer (principal financial officer)